Exhibit 10.2

625 WESTPORT PKWY., GRAPEVINE, TX. 76051 P: 817 424 2000 F: 817 424 2002

May 31, 2018

Mr. Robert A. Lloyd
625 Westport Parkway
Grapevine, Texas 76051
RE:    Amendment to Executive Employment Agreement
Dear Rob:
This letter agreement (this “Amendment”) amends the Executive Employment Agreement dated May 10, 2013, as amended March 1, 2018 (the “Employment Agreement”) between you (“Executive”) and GameStop Corp. (the “Company”) as follows:
1.    The first sentence of Section 1 of the Employment Agreement is hereby deleted and replaced with the following: “Effective May 31, 2018, Executive will be employed as the Chief Operating Officer and Chief Financial Officer of the Company and will report directly to the Company’s Chief Executive Officer. Executive will have all of the duties and responsibilities of those positions, including specifically: (i) oversight of all US Video Game and Collectibles store and omni-channel operations, logistics, supply chain, infrastructure, real estate, new and used video game and collectibles merchandising, including GameStop stores, GameStop.com, ThinkGeek stores and ThinkGeek.com, (ii) global responsibility for all finance, accounting, treasury, investor relations and information technology operations, including internal and external reporting and the financial and accounting aspects of SEC and NYSE compliance, and (iii) supervisory responsibility for the U.S. President of Video Games, Chief Accounting Officer, SVP - Finance and Treasurer, Chief Information Officer and Chief Audit Executive. The Parties agree that a diminution in the enumerated duties and responsibilities will constitute Good Reason within the meaning of Section 4(e)(ii) of the Agreement if such diminution is material. For the avoidance of doubt, even if such diminution is material, the notice and cure process described in the proviso at the end of Section 4(e) will still apply.”
2.    Section 3(a) of the Employment Agreement is hereby deleted and replaced with the following: “Base Salary. Effective May 31, 2018, the Company shall provide Executive with an annual base salary of no less than $900,000, paid in accordance with the Company’s normal payroll policies (as adjusted from time to time, the “Base Salary”).”

Mr. Robert A. Lloyd
May 29, 2018

For the avoidance of doubt, your bonus opportunity for fiscal year 2018 will be determined as a weighted average of: (i) for the portion of fiscal year 2018 preceding the date of this Amendment, your target annual bonus opportunity as in effect prior to the Amendment, and (ii) for the remaining portion of fiscal year 2018 commencing on the date of this Amendment, your target annual bonus opportunity as determined based upon the salary increase described herein.
Except as otherwise set forth in this Amendment, all of the terms and conditions of the Employment Agreement remain unchanged.
To confirm your agreement with the foregoing, please countersign this Amendment in the space below provided.
GAMESTOP CORP.

By:	/s/ Daniel A. DeMatteo
Name:	Daniel A. DeMatteo
Title:	Executive Chairman

Agreed on May 31, 2018:

/s/ Robert A. Lloyd
Robert A. Lloyd